Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit 99.1, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 28, 2025

/s/ AU Hiu Sang And
Name:	AU Hiu Sang And

RONGCHENG INVESTMENT HOLDINGS LIMITED

By:	/s/ Jian Tang
Name:	Jian Tang
Title:	Director